EXHIBIT 10.1

CONSULTING AGREEMENT

Bannon Strategic Advisors, Inc.

This Consulting Agreement (this “Agreement”) is made effective as of July 20, 2006 (the “Effective Date”) by and between Genius Products, Inc. (“GPI”) and Bannon Strategic Advisors, Inc. (the “Consultant” and, together with GPI, the “Parties”).

WHEREAS, GPI desires to secure the consulting and advisory services of Consultant, and Consultant is willing to provide such services on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants set forth, and upon other good and valuable consideration, the Parties agree as follows:

1. Consultant Services Covered. GPI hereby engages Consultant on a non-exclusive basis as an independent contractor to provide consulting and advisory services to GPI, as requested by GPI from time to time, including, but not limited to, advising on financing transactions, mergers and acquisition transactions, operational matters and overall business planning (collectively, the “Services”). Consultant’s performance under this Agreement shall be conducted with diligence and with the highest professional standards of practice in the industry.

2. Term and Termination. Unless extended by the Parties (neither of which shall have an obligation to do so), Consultant’s engagement hereunder shall terminate two years from the Effective Date (the “Term”). Notwithstanding termination of Consultant’s engagement, Sections 5, 8, 9, 10, 11 and 15(a) and (b) shall survive indefinitely and continue after termination of Consultant’s engagement.

3. Representations and Warranties of Consultant.

(a) Consultant represents and warrants to GPI that: (i) Consultant is free to enter into this Agreement; (ii) Consultant is not obligated or a party to any commitment or agreement with any person or entity that prevents or restricts Consultant’s performance of this Agreement or the Services; (iii) no statement, representation, promise, or inducement has been made to Consultant, in connection with the terms of this Agreement, except as set forth in this Agreement; (iv) all corporate action necessary on the part of Consultant for the authorization, execution and delivery of this Agreement has been taken; and (v) this Agreement, when executed and delivered, shall constitute the valid and legally binding obligations of Consultant.

(b) GPI represents and warrants to Consultant that (i) all corporate action necessary on the part of GPI for the authorization, execution and delivery of this Agreement has been taken; and (ii) this Agreement, when executed and delivered, shall constitute the valid and legally binding obligations of GPI.

4. Independent Contractor Relationship. Unless otherwise agreed by GPI, all of the Services to be performed hereunder shall be performed personally by Stephen Bannon, an employee of Consultant, and shall not be delegated or assigned to third parties. Consultant shall not retain, hire or otherwise employ, without GPI’s advance written consent, agents, or others to provide the Services. In the performance of the Services, Consultant is and shall remain an independent contractor, and nothing in this Agreement shall be deemed to create an agency, joint venture, partnership or franchise relationship between the parties. Except for Stephen Bannon’s role as director and Chairman of the Board of GPI (while acting in the capacity as a director of GPI), Consultant acknowledges that it is an independent

Consultant, is not an agent or employee of GPI, is not entitled to any GPI employment rights or benefits, including, but not limited to, retirement, profit sharing or medical insurance, and is not authorized to act on behalf of GPI or enter into any contractual or other legal obligation or relationship for or on behalf of GPI and shall not hold itself out as having actual or apparent authority to do so. GPI shall not dictate the work hours or place of Consultant during the Term. Consultant shall perform the Services on a non-exclusive basis and shall be free, to the extent permitted by law and to the extent it does not result in a conflict of interest with Stephen Bannon’s obligations as Chairman of the Board or a director of GPI, to accept other engagements during the Term. The parties hereby acknowledge and agree that GPI shall have no right to control the manner, means or method by which Consultant performs the Services.

5. Tax Reporting and Filing. Consultant acknowledges and agrees that it shall be responsible for filing all tax returns and for the payment of all taxes required with respect to any fees or other compensation received by Consultant under this Agreement. GPI will not withhold any employment or other forms of taxes from fees or other compensation it pays Consultant under this Agreement. Rather, GPI will report the amount it pays Consultant, if any, on IRS Form 1099, to the extent required to do so under applicable Internal Revenue Code provisions and state or local law. Consultant agrees to indemnify and hold GPI harmless from any such taxes or duties which any federal, state or local taxing authority requires GPI to pay and GPI will notify Consultant of any such claims.

6. Payment/Compensation. In consideration for the Services to be performed by Consultant during the Term, GPI agrees to pay Consultant a fee of $20,833.33 per month (the “Consulting Fee”). Except as set forth in this Section 6, Consultant shall not be entitled to receive from GPI any additional compensation or fees in connection with the Services.

7. Expenses. Consultant shall not be entitled to reimbursement for any costs or expenses incurred in connection with the services rendered under this Agreement, unless such costs or expenses constitute actual out-of-pocket payments and are approved in writing by the Chief Executive Officer of GPI. Consultant shall be reimbursed for approved costs and expenses within thirty (30) days after GPI receives a written statement from Consultant setting forth the amount of any costs and expenses actually incurred by Consultant and approved by GPI. GPI may request Consultant provide reasonable documentation and support for such costs and expenses.

8. Liability. Except as otherwise set forth in Section 9, the Services shall be performed entirely at Consultant’s risk, and GPI shall not be held liable for any act performed by Consultant. EXCEPT AS OTHERWISE SET FORTH IN SECTION 9, GPI SHALL NOT BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, ANY LOSS OF REVENUES OR PROFITS.

9. Indemnification.

(a) By the Company. The Company agrees to indemnify, defend and hold harmless Consultant and its employees, affiliates, agents, representatives, attorneys, successors and assigns, and each of them (each, a “Consultant Indemnitee”), from and against all losses, liabilities, damages, costs and expenses of any nature whatsoever (including, without limitation, reasonable attorneys’ fees and costs related thereto) which any such Consultant Indemnitee may suffer or incur in connection with the performance of the Consultant’s services under this Agreement, except for such liabilities resulting from the gross negligence or willful misconduct of such Consultant Indemnitee.

(b) By the Consultant. Consultant agrees to indemnify, defend and hold harmless GPI and its employees, affiliates, agents, representatives, attorneys, successors and assigns, and each of them (each, a “Company Indemnitee”), from and against any and all losses, liabilities, damages, costs and expenses of any nature whatsoever (including, without limitation, reasonable attorneys’ fees and costs related thereto), which any such Company Indemnitee may suffer or incur in connection with or arising from the gross negligence or willful misconduct of Consultant, or of anyone acting under Consultant’s direction or control or on Consultant’s behalf in connection with or incident to the performance of this Agreement.

10. Non-Solicitation.

(a) Non-solicitation of Employees. Consultant will not, during the Term or for one (1) year after termination of the Term, induce or attempt to induce any person who at the time of such inducement is, or was during the sixty (60) day period prior to such inducement, an employee of GPI or any subsidiary of GPI, to perform work or services for any other person or entity other than GPI or its subsidiaries; provided, that this Section 10(a) shall not apply to any employee of GPI or its subsidiaries whose primary duties, at the time of such inducement, involved serving as a personal assistant to Stephen Bannon.

(b) Non-solicitation of Clients. Consultant will not, during the Term and for a period of one (1) year thereafter, induce or attempt to induce any Client or strategic partner of GPI to cease doing business with GPI, or solicit any such Client or strategic partner of GPI on behalf of any individual or entity other than GPI for services of the same or similar type as those provided by GPI to the Client. For purposes of this Section 10(b), the term “Client” shall mean any individual or entity for whom GPI has performed services during the six (6) month period before the termination of the Term.

11. Intellectual Property.

(a) As a material condition to this Agreement, Consultant expressly acknowledges and agrees that all discoveries, inventions, processes, designs, plans, ideas, trademarks, and trade secrets, whether of a technical nature or not and whether or not patentable or registrable under copyright or similar laws, made or developed by Consultant or its employees, either alone or in conjunction with any other person or entity while performing the Services, which relate to or affect the business of GPI (“Intellectual Property”), shall be the sole and exclusive property of GPI. Consultant expressly agrees to disclose and reveal to GPI all Intellectual Property, and all information regarding Intellectual Property, concurrent with the discovery or development of the Intellectual Property. Consultant hereby assigns to GPI all rights, title, and interest in and to any Intellectual Property. Consultant agrees that he will not use or disclose any Intellectual Property owned by GPI to benefit any other entity or individual without the express written permission of GPI. Additionally, Consultant hereby acknowledges that all original works of authorship which are made by Consultant (solely or jointly with others) within the scope of and during the period of this Agreement, and which are protectible by copyright are “works made for hire”, as that term is defined in the United States Copyright Act for independent consultants. Consultant hereby understands and agrees that the decision whether or not to commercialize or market any Intellectual property developed by Consultant solely or jointly with others is within GPI’s sole discretion and for GPI’s sole benefit, and no royalty will be due to Consultant as a result of GPI’s efforts to commercialize or market any such Intellectual Property.

(b) GPI acknowledges that Consultant has and will perform work for other clients as well as independent work, unrelated to the Services, and that (i) any Intellectual Property established through such work will not be the property of GPI and (ii) works of authorship established through such work are not subject to the work for hire restrictions outlined above. Further, the work for hire restrictions in Section 11(a) above shall not apply to any projects in the entertainment industry in which Consultant or its affiliates are attached as a producer, director or writer, except to the extent separately agreed upon by GPI and Consultant or such affiliate.

12. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, or (b) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, or (c) three (3) days after having been sent by first class mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written or oral verification of receipt, or (e) upon confirmed delivery by facsimile or electronic mail.

To Consultant:

Bannon Strategic Advisors, Inc.

11601 Wilshire Blvd., Suite 2040

Los Angeles, CA 90025

Facsimile: (310) 478-3696

Attention: Stephen Bannon

Email: sbannon@americanvantagemedia.com

With a copy to:

Reish Luftman Reicher & Cohen

11755 Wilshire Blvd., Tenth Floor

Los Angeles, CA 90025

Attention: Michael D. Foster, Esq.

Facsimile: (310) 478-5831

Email: Mikefoster@reish.com

To GPI:

Genius Products, Inc.

2230 Broadway, Santa Monica, CA 90404

Attention: Chief Executive Officer

Facsimile: 310-453-0074

Email: michel.urich@geniusproducts.com

With a copy to:

Morrison & Foerster LLP

555 West Fifth Street, Suite 3500

Los Angeles, CA 90013

Attention: Allen Z. Sussman, Esq.

Facsimile: 213-892-5454

Email: asussman@mofo.com

13. Entire Understanding. This Agreement is intended to be the final and exclusive statement and understanding between the Parties regarding the terms of Contractor’s engagement by GPI to perform the Services set forth in this Agreement. This Agreement supersedes all previous and contemporaneous agreements and statements, whether written or oral. No waiver, modification or addition to this Agreement shall be valid unless made in writing and signed by the Parties.

14. Severability. If this Agreement is found to be invalid, unenforceable, or void, the remainder of this Agreement shall remain in full force and effect.

15. General.

(a) This Agreement and the Parties’ performance hereunder will be governed by and interpreted under the laws of the State of California, without regard to its conflict of law principles.

(b) In the event of any dispute that cannot be resolved privately between the parties, resolution shall be through binding arbitration conducted in the County of Los Angeles, California. Any arbitration shall be conducted in accordance with the provisions of the California Code of Civil Procedure, Part 3, Title 9 (commencing with Section 1280). The parties shall be entitled to obtain discovery in aid of the arbitration in accordance with California Code of Civil Procedure Section 1283.05. Nothing contained in this Section 15 shall limit either party’s right to seek a temporary restraining order or injunctive or other equitable relief in connection with this Agreement, other than a declaratory judgment as to any matter that may properly be brought in arbitration under the foregoing provisions. BY AGREEING TO ARBITRATION IN THE EVENT OF A DISPUTE, THE PARTIES EXPRESSLY WAIVE THEIR RIGHT TO REQUEST A TRIAL BY JURY IN A COURT OF LAW. Except as provided in Section 15(c), the Parties agree to share equally the administrative costs of the arbitration process.

(c) In any litigation or arbitration arising out of this Agreement, the prevailing party will be entitled to recover all reasonable expenses relating thereto, including without limitation reasonable attorneys’ fees and costs, in addition to any other remedy to which the prevailing party is entitled.

(d) Nothing in this agreement is intended to affect or limit Stephen Bannon’s fiduciary or other duties and obligations as Chairman of the Board or a director of GPI. The compensation received by Consultant hereunder is in addition to any compensation or benefits receivable by Stephen Bannon for his services to GPI.

(e) Each party has had the opportunity to consult legal counsel regarding this Agreement, has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely and voluntarily and based on its own judgment and not on any representations or promises other than those contained in this Agreement.

(f) This Agreement shall be binding upon the Parties, and inure to the benefit of the parties and their respective heirs, successors, assigns, and personal representatives.

(g) Consultant acknowledges and agrees that GPI may assign this Agreement, and GPI’s rights and obligations hereunder, to any affiliate, subsidiary or parent company of GPI. Consultant acknowledges and agrees that any such assignment shall not alter or affect Consultant’s duties or obligations arising under this Agreement. This Agreement and Consultant’s rights and obligations are not assignable by Consultant, and any assignment by Consultant without the prior written consent of GPI shall be null and void.

(h) This Agreement may be signed in counterparts. A facsimile signature shall have the same force and effect as an original signature, and trigger the obligations under this Agreement.

[Signature page follows on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement effective as of the date first set forth above.

GENIUS PRODUCTS, INC.

By:	/s/ Trevor Drinkwater
Name:	Trevor Drinkwater
Title:	President and Chief Executive Officer

BANNON STRATEGIC ADVISORS, INC.

By:	/s/ Stephen Bannon
Stephen Bannon
Title: